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                                   EXHIBIT 2.2


                                 FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into as of September 16, 1999, between NetLojix Communications, Inc., a Delaware corporation (the "Seller"), Matrix Acquisition Holdings Corp., a Delaware corporation (the "Buyer"), and Matrix Telecom, Inc., a Texas corporation (the "Company").

                                   BACKGROUND

         A. The Seller, the Company and Energy TRACS Acquisition Corp., a Delaware corporation ("ETAC") have entered into that certain Stock Purchase Agreement dated August 31, 1999 (the "Stock Purchase Agreement") pursuant to which ETAC was to acquire all of the common stock of the Company.

         B. Pursuant to Section 12.4 of the Stock Purchase Agreement, ETAC assigned its rights, duties and obligations under the Stock Purchase Agreement to the Buyer on August 31, 1999.

         C. On September 15, 1999, the Seller changed its corporate name from "AvTel Communications, Inc." to "NetLojix Communications, Inc."

         D. The parties hereto have determined to amend the Stock Purchase Agreement as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, the Buyer, the Seller and the Company, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, do hereby promise and agree as follows:

1.       AMENDMENT OF SECTION 1.2(a)

                  Section 1.2(a) is hereby amended to read in its entirety as follows:

                  "(a) A credit in favor of the Seller (the "Credit") in the aggregate amount of Two Million Thirty-Nine Thousand Fifty-Seven Dollars ($2,039,057) against amounts that become due after the date hereof for long distance wholesale traffic to be provided by the Company to the Seller (the "Long Distance Services") pursuant to a rebiller service contract between the Company and the Seller of even date herewith; provided, however, that the amount of the Credit taken by the Seller will not exceed Two Hundred Twenty-Five Thousand Dollars



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($225,000) for the period commencing on September 1, 1999 and ending on
November 30, 1999, and will not exceed One Hundred Thousand Dollars ($100,000) per month for a period not to exceed twenty-five (25) months thereafter."

2.       DELETION OF SECTION 2.1(k).

                  Section 2.1(k) is hereby deleted in its entirety.

3.       PAYMENT OF CERTAIN ACCOUNTS PAYABLE.

                  The Seller hereby agrees to pay currently those accounts payable of the Company set forth on Exhibit A attached hereto and incorporated herein by this reference.

4.       NO OTHER MODIFICATION.

                  Except as specifically amended hereby, the Stock Purchase Agreement shall continue unchanged and in full force and effect. All of the provisions contained in Section 12 of the Stock Purchase Agreement shall apply to this Amendment.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                    SELLER

                                    NETLOJIX COMMUNICATIONS, INC.

                                    By:      /s/ ANTHONY E. PAPA
                                             --------------------------
                                    Name:    Anthony E. Papa
                                    Title:   Chief Executive Officer


                                    BUYER

                                    MATRIX ACQUISITION HOLDINGS
                                    CORP.

                                    By:      /s/ WILLIAM M. FOLTZ, JR.
                                             --------------------------
                                    Name:    William M. Foltz, Jr.
                                    Title:   Vice President


                                    COMPANY

                                    MATRIX TELECOM, INC.

                                    By:      /s/ ANTHONY E. PAPA
                                             --------------------------
                                    Name:    Anthony E. Papa
                                    Title:   Chief Executive Officer



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                    GUARANTY OF PLATINUM EQUITY HOLDINGS, LLC

         Platinum Equity Holdings, LLC hereby guarantees the obligations of the Buyer (including any assignee of the Buyer) under SECTION 1 hereof and agrees that it will not cause the Buyer to take any actions that would cause the Buyer to violate the terms of SECTION 1.

                                    By:      /s/ WILLIAM C. BRICKING
                                             --------------------------
                                    Name:    William C. Bricking
                                    Title:   Vice President, Operations